 Exhibit 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. REPORTS SEC INVESTIVATION PRIMARILY RELATED TO UNITED’ DEFERRED TAX VALUATION HAS BEEN CONCLUDED AND NO ENFORCEMENT ACTION UNDERTAKEN

BLAIRSVILLE, GA – March 25, 2013 – United Community Banks, Inc. (“United”) (NASDAQ: UCBI) reported today that the Securities and Exchange Commission (“SEC”) has concluded its investigation primarily related to United’s deferred tax valuation allowance and no regulatory enforcement action is to be undertaken.  As previously reported in its Current Report on Form 8-K filed on May 16, 2012, United received from the SEC’s Division of Enforcement a notice of investigation that included a subpoena seeking information relating primarily to United’s deferred tax asset valuation allowance, the establishment of which resulted in certain restatements of United’s financial statements, and United’s 2009 and 2010 goodwill impairment charges.

“We are pleased to learn that the staff of the SEC had completed its process and no enforcement action against United is to be recommended.  We place a premium on regulatory compliance in everything we do.  We are gratified this matter is over and fully behind United,” said Jimmy Tallent United’s President and Chief Executive Officer.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks, Inc. is the third-largest bank holding company in Georgia. United has assets of $6.8 billion and operates 103 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina,  east Tennessee and northwest South Carolina.  United specializes in providing personalized community banking services to individuals and small to mid-size businesses and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI.  Additional information may be found at United’s website at www.ucbi.com.